Exhibit 10.3

EQUITY TRANSFER AGREEMENT

Between

Y-C HONGKONG HOLDING CO., LIMITED

And

HYSTER-YALE ACQUISITION HOLDING LTD

Regarding

HYSTER-YALE MAXIMAL FORKLIFT (ZHEJIANG) CO., LTD.

May 28, 2021

TABLE OF CONTENTS
    Page

1. INTERPRETATION	2
1.1 Defined Terms	2
1.2 Other Definitions	4
2. purchase and sale; closing	4
2.1 Purchase and Sale of Equity Interest	4
2.2 Purchase Price	5
2.3 Payment of the Purchase Price	5
3. REPRESENTATIONS AND WARRANTIES of seller	6
4. REPRESENTATIONS and warranties of purchaser	7
5. Covenants	7
5.1 Conduct of Business	7
5.2 Approvals and Government Filings	8
5.3 Confidentiality	8
5.4 Non-Competition	9
5.5 Tax Clearance Certificate.	10
5.6 Transfer of Shanghai Hyster	10
5.7 Call Option	11
6. Closing Conditions	11
6.1 Conditions to the Purchaser’s Obligations at Closing	11
6.2 Conditions to the Seller’s Obligations at Closing	13
7. Termination	13
7.1 This Agreement may be terminated:	13
7.2 If this Agreement is terminated:	13
8. Indemnification	14
8.1 Indemnity by the Seller	14
8.2 Indemnity by the Purchaser	14
9. General Provisions	14
9.1 Governing Law	14
9.2 Dispute Resolution	14
9.3 Effectiveness	15
9.4 Amendment	15
9.5 Severability	15
9.6 Waiver	15
9.7 Expenses	15
9.8 Binding Effect	15
9.9 Language	15
9.10 Entire Agreement	16
9.11 Notices	16
Schedule I Form of New Shareholders Agreement	19
Schedule II Form of New AOA	20
Schedule III Form of Non-Competition Agreement	21
- i -

This Equity Transfer Agreement (the “Agreement”) is dated May 28, 2021 (the “Execution Date”) and entered into
BETWEEN:
(1)    Y-C Hongkong Holding Co., Limited, a limited liability company incorporated under the Laws of Hong Kong, with its registered office at Room D, 10/F, Tower A, Billion Centre, 1 Wang Kwong Road, Kowloon Bay, Kowloon, Hong Kong (the “Seller”); and
(2)    Hyster-Yale Acquisition Holding Ltd., a corporation organized and existing under the laws of England and Wales, with its registered address at Centennial House, Building 4.5, Frimley Business Park, Frimley, Surrey GU16 7SG, UK, or any of its affiliates designated (the “Purchaser”).
The Seller and the Purchaser are hereinafter referred to individually as a “Party”, collectively as the “Parties”.

WHEREAS
A.    Hyster-Yale Maximal Forklift (Zhejiang) Co., Ltd. (the “Company”) is a limited liability company incorporated and existing under the laws of the People’s Republic of China (“PRC” or “China”) with its registered address at Jiang Jia Village, Lu Shan Street, Fuyang District, Hangzhou City, Zhejiang Province, China. The Company’s registered capital is RMB 78,700,000. The Seller and the Purchaser are the two shareholders of the Company, with the Seller holding 25% of the registered capital of the Company (representing registered capital of RMB 19,675,000) and the Purchaser holding 75% of the registered capital of the Company (representing registered capital of RMB 59,025,000) respectively.
B.    The Seller has agreed to sell and the Purchaser has agreed to purchase and pay for 15% of equity interest (out of the original 25% originally held) of the Seller in the Company (the “Equity Interest”) (representing registered capital of RMB 11,805,000) on the terms and subject to the conditions of this Agreement (the “Equity Transfer”).
C    After the Equity Transfer, the Seller and the Purchaser will continue to be the two shareholders of the Company, with the Seller holding 10% of the equity interest of the Company (representing registered capital of RMB 7,870,000) and the Purchaser holding 90% of the equity interest (representing registered capital of RMB 70,830,000) of the Company respectively.
NOW, THEREFORE, in accordance with the relevant laws and regulations of the PRC, the Parties, on the basis of friendly negotiation and mutual benefit, hereby agree as follows:

1.INTERPRETATION
1.1Defined Terms
In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:
“Affiliate” shall mean a corporation, partnership, trust or entity in other forms that directly or indirectly controls, is controlled by, or is under common control with a Party. For purposes of this Agreement, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means direct or indirect ownership of more than fifty percent (50%) of the shares, registered capital or voting rights of an entity, or the power to direct the management and decision-making of an entity (including without limitation, the power to appoint or to remove the senior management personnel of such entity), whether by equity ownership, agreement or otherwise;
“Agreement” shall have the meaning defined in the preamble;
“Board” shall have the meaning defined in Clause 5.2(b);
“Business” shall have the meaning defined in Clause 5.4(a);
“Business Day” shall mean a day on which banks are open for ordinary banking business in China, the United States and Hong Kong;
“Call Option” shall have the meaning defined in Clause 5.7(a);
“China” or “PRC” shall mean the People’s Republic of China;
“Closing” shall have the meaning defined in Clause 2.3(a);
“Closing Date” shall have the meaning defined in Clause 2.3(a);
“Closing Payment” shall have the meaning defined in Clause 2.3(b);
“Company” shall have the meaning defined in the preamble;
“Competing Activities” shall have the meaning defined in Clause 5.4(a);
“Competing Business” shall have the meaning defined in Clause 5.4(a);
“EBITDA” shall mean the earnings of the Company before interest, taxes, depreciation and amortization determined in accordance with the United States Generally Accepted Accounting Principles, as in effect from time to time, consistently applied;
“Encumbrance” shall mean any interest of any person (including, without limitation, any right to acquire, option or right of pre-emption) and any charge, mortgage, security interest, pledge, lien (including retention of title claims) and any rental, conditional sale or other agreement for payment on deferred terms or any other third party right or encumbrance of any nature whatsoever (whether or not perfected);
“Equity Interest” shall have the meaning defined in the preamble;
“Equity Transfer” shall have the meaning defined in the preamble;
“Execution Date” shall have the meaning defined in the preamble;
“HKIAC” shall have the meaning defined in Clause 9.2(b);
“Hyster-Yale” shall mean Hyster-Yale Group, Inc., the parent company of the Purchaser;
“Incentive Agreement” shall mean the Incentive Agreement entered into by and between Mr. Lu and Hyster-Yale on December 6, 2017;
“KNSN” shall have the meaning defined in Clause 3(i);
“Letter of Guarantee” shall mean the letter of guarantee issued by KNSN in favor of the Purchaser and its Affiliates, successors and assigns on April 28, 2018;
“Losses” shall mean all actual losses, liabilities, costs (including, without limitation, legal costs), penalties, fines, charges and expenses recognizable under PRC laws;
“MOFCOM” shall mean the PRC Ministry of Commerce or its authorized local division;
“Mr. Lu” shall mean Jinhong Lu, the ultimate controlling person of the Seller and a director of the Company;
“New AOA” shall have the meaning defined in Clause 2.3(c)(ii)(A);
“New Business License” shall have the meaning defined in Clause 5.2(c);
“New Business License Date” shall have the meaning defined in Clause 5.2(c);
“New Shareholders Agreement” shall mean the amended shareholders agreement to be executed by the Parties, in the form and substance as the attached Schedule I;
“Non-Competition Agreement” shall have the meaning defined in Clause 5.4(b)(i);
“Outside Date” shall have the meaning defined in Clause 7.1(c);
“Overdue Payment” shall have the meaning defined in Clause 2.3(e);
“Party” or “Parties” shall have the meaning defined in the preamble;
“Purchaser” shall have the meaning defined in the preamble;
“Purchase Price” shall have the meaning defined in Clause 2.2;

“RMB” shall mean the lawful currency of the PRC;
“Restricted Persons” shall have the meaning defined in Clause 5.4(a);
“SAMR” shall mean the State Administration for Market Regulation of the PRC and/or its local counterpart with the appropriate jurisdiction in the context;
“Second Tranche” shall have the meaning defined in Clause 2.3(b);
“Seller” shall have the meaning defined in the preamble;
“Shanghai Hyster” shall have the meaning defined in Clause 5.6(a);
“Share Charge Deed” shall mean the Share Charge Deed entered into by and among the Seller as charger, Mr. Lu and Jun Su as principles and the Purchaser as chargee on June 1, 2018;
“Shareholders Agreement” shall mean the shareholder agreement entered into by and between the Seller and the Purchaser on March 22, 2018;
“Third Tranche” shall have the meaning defined in Clause 2.3(b);
“Tranche Payment” or “Tranche Payments” shall have the meaning defined in Clause 2.3(b);
“Transaction Documents” shall mean this Agreement, the New Shareholders Agreement, the New AOA, the Non-Competition Agreement, and any other agreements and documents required to be executed, delivered or filed under this Agreement;
“USD” shall mean the lawful currency of the United States of America;
“2017 ETA” shall mean the equity transfer agreement entered into by and between KNSN and the Purchaser on December 6, 2017.
1.2Other Definitions
Other capitalized terms shall have the meanings set forth in the respective clauses set forth herein.
2.PURCHASE AND SALE; CLOSING
2.1Purchase and Sale of Equity Interest
Pursuant to the terms of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of Seller’s right, title and interest in and to the Equity Interest.

2.2Purchase Price
In consideration of the Seller’s transfer of the Equity Interest to the Purchaser pursuant to this Agreement, the Purchaser shall pay to the Seller an aggregate amount of USD 25,185,000 in cash (the “Purchase Price”), which represents a purchase price equal to a 6% compounded annual growth rate beginning June 1, 2018 based on the June 1, 2018 valuation of the Company (i.e., USD 133 million).
The Purchase Price shall be paid by wire transfer of immediately available funds in US dollars in the amounts and on the dates specified in Clause 2.3 hereof.
2.3Payment of the Purchase Price
(a)Closing Date. The closing of the Equity Transfer (the “Closing”) shall take place on or before June 1, 2022 (the “Closing Date”) after all of the closing conditions set forth in Clause 6 have been satisfied or waived or at such other time and place as may be agreed by the Parties.
(b)Payment of Purchase Price. The payment of the Purchase Price will be arranged by three tranches (each a “Tranche Payment” and together the “Tranche Payments”) based on the schedule as follows:
Tranche 1: $8,395,000 at the Closing Date (the “Closing Payment”);
Tranche 2: $8,395,000 by June 1, 2023 (the “Second Tranche”); and
Tranche 3: $8,395,000 by June 1, 2024 (the “Third Tranche”).
(c)Closing Deliveries
(i)At the Closing, the Purchaser shall deliver to the Seller the Closing Payment, by wire transfer of immediately available funds to a Hong Kong bank account designated in writing by the Seller, such designation to be made by the Seller at least five (5) Business Days prior to the Closing Date.
(ii)On or before the Closing, the Seller shall have assisted the Company, and presented to the Purchaser the following:
(A)the updated registration records of the Company from the SMAR public database reflecting that (i) the Purchaser holds 90% equity interest of the Company and the Seller holds 10% equity interest of the Company, (ii) the Company has adopted an amended and restated articles of association with the terms agreed by the parties in this Agreement (the “New AOA”, in a form and substance as set forth in Schedule II) by a resolution of the Board, and (iii) the Board of the Company has been changed to reflect the board composition provided in the New AOA.
(B)The signed originals of the Transaction Documents.

(d)Post-Closing Tranche Payments
Subject to the condition that the Seller has performed and complied with all of its obligations under this Agreement, the Purchaser shall make the remaining Tranche Payments in accordance with the schedule sets out in Section 2.3(b).
(e)Late Payment Penalty
A late payment penalty equivalent to a 0.05% of an overdue Tranche Payment (the “Overdue Payment”) on a daily basis may apply until such Overdue Payment is paid in full by the Purchaser.
3.REPRESENTATIONS AND WARRANTIES OF SELLER
The Seller hereby represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:
(a)All information and documents provided by the Seller or its respective Affiliates to the Purchaser, its professional advisors and other authorized representatives with regard to the Seller or the Company are true, accurate and complete in all respects and where applicable, all the documents so provided are true and complete copies of the originals.
(b)The Seller is a corporation duly incorporated and validly existing under the laws of Hong Kong, and has the requisite legal capacity and authority to enter into this Agreement and perform its obligations hereunder.
(c)The Seller has obtained all appropriate board and/or shareholder level approvals for entering into and undertaking the transactions contemplated in this Agreement and its execution and performance of this Agreement does not violate any applicable laws, order, judgment or decree.
(d)The Seller is the sole legal and beneficial owner of the Equity Interest and has full power and capacity to transfer the Equity Interest to the Purchaser.
(e)The Equity Interest is free and clear of all Encumbrances and there is no outstanding claim with regard to such Equity Interest or any agreements to transfer the Equity Interest to any third parties.
(f)The Seller has been in compliance with the Shareholders Agreement.
(g)All officers and directors appointed by the Seller to the Company have been in compliance with all the applicable laws and regulations including but not limited to the anti-corruption laws with respect to any and all matters, operations and activities relating to the Company directly or indirectly.
For the purpose of this sub-clause, “anti-corruption laws” should mean, collectively, as amended from time to time (i) the U.S. Foreign Corrupt Practices Act of 1977, and the rules and regulations promulgated thereunder; (ii) the People’s Republic of China’s anti-corruption laws and regulations including but not limited to the Criminal Law, the Anti-Unfair Competition Law and the Interim Provisions on Banning Commercial Bribery; and (iii) the UK Bribery Act 2010, and the rules and regulations promulgated thereunder; and (iv) all other anti-corruption laws, regulations, rules, orders, decrees, or other directives carrying the force of law applicable to the Company or any activities engaged in by the Company.
(h)The Seller and all shareholders of the Seller have been in compliance with the Share Charge Deed.
(i)KNSN Pipe & Pile Company Limited (“KNSN”) has been in compliance with the Letter of Guarantee.
(j)Mr. Lu, Jun Su and Seller, have been in compliance with the Incentive Agreement, Letter of Guarantee and other agreements entered into by Mr. Lu, Jun Su and/or Seller.
(k)There has been no material change in the Company’s operations or financial conditions which individually or in aggregate will cause its EBITDA to drop below USD 6 million from the Company’s 2021 financial statements.
(l)Neither the execution and performance by the Seller of the Transaction Documents, nor the consummation of the Equity Transfer will require any consents or approvals from any third party.
4.REPRESENTATIONS AND WARRANTIES OF PURCHASER
The Purchaser hereby represents and warrants to the Seller, as of the date of this Agreement and as of the Closing Date, as follows:
(a)The Purchaser is duly organized and validly existing under the laws of England and Wales and has the requisite legal capacity and authority to enter into this Agreement and perform its obligations hereunder.
(b)The Purchaser has obtained all appropriate board and/or shareholder level approvals for entering into and undertaking the transactions contemplated in this Agreement and its execution and performance of this Agreement does not violate any applicable law, order, judgment or decree.
5.COVENANTS
5.1Conduct of Business
Each Party shall use its reasonable best efforts to procure that from the Execution Date until the Closing Date:
(a)The Company will carry on business in compliance with all applicable laws and in the ordinary and usual course and in the lawful manner and scope consistent with the past practice as of the Execution Date;

(b)The Parties shall comply, and shall cause the Company to comply, in all respects, with the terms of the Shareholders Agreement; and
(c)Purchaser and Seller agree, that purposes of all tax years up to and including 2022, that Purchaser can determine transfer pricing provided that the mark-up is determined on an arms-length basis.
5.2Approvals and Government Filings
As soon as possible after the date hereof, the Seller and the Purchaser shall use reasonable best efforts to take all actions necessary to obtain (and shall cooperate with each other in obtaining) any regulatory approvals (which actions shall include furnishing all information required in connection with such approvals) required to be obtained or made by the Seller, the Purchaser or the Company in connection with the Equity Transfer, including:
(a)the Seller and the Purchaser shall execute shareholder resolutions to adopt unanimous resolutions to approve, among other matters, the Equity Transfer by the Seller to the Purchaser pursuant to this Agreement, the adoption of the New AOA, and the removal and/or replacement of the current directors of the Company to cause that the board composition of the Company comply with the New AOA;
(b)the Seller and the Purchaser shall cause the board of directors of the Company (the “Board”) to adopt unanimous resolutions to approve, among other matters, the Equity Transfer by the Seller to the Purchaser pursuant to this Agreement, and the adoption of the New AOA;
(c)the Purchaser shall, and shall cause the Company to, with necessary assistance of the Seller as may be required by applicable law, submit to SAMR all required documents to register the Equity Transfer, the replacement directors, the adoption of the New AOA, and other relevant changes in the corporate records of the Company and obtain a new business license (the “New Business License”). The date of issuance of the New Business License is referred to as “New Business License Date”; and
(d)as soon as practical following the New Business License Date, the Purchaser shall, and shall cause the Company to, with necessary assistance of the Seller, apply to the relevant authorities to complete all other relevant registrations arising from the Equity Transfer, the replacement directors, and the adoption of the New AOA, including without limitation, online registration with MOFCOM, foreign exchange registrations, tax registrations and such other registrations as required under applicable laws.
5.3Confidentiality
Each Party undertakes that, except required by the law, it shall not, and shall procure that no Affiliate of it will, disclose to any other person or use the following confidential information: (a) the existence and terms of this Agreement, (b) any non-public information or knowledge obtained in connection with the negotiation or execution of this Agreement or the transactions contemplated hereby, (c) any non-public information relating to the Company that it has obtained either in its position as shareholder thereof or otherwise (including, without limitation, the Company’s plans regarding its future business, its products, pricing and cost information, employee benefits and compensation data, and financial planning information), or (d) any and all non-public information or knowledge it has learned in connection with or relating to the Purchaser and/or its Affiliates including but not limited to all records, documents, statements, and other business or technical information relating to the Purchaser and/or any of its Affiliates.
5.4Non-Competition
(a)Within two (2) years after the Closing Date (i.e., from June 1, 2022 to May 31, 2024), the Seller shall, and shall cause its Affiliates (excluding the Company), branches and their respective directors, officers, partners and employees, and their respective family members (the “Restricted Persons”) as well as Mr. Lu not to, directly or indirectly engage in any activity that competes (the “Competing Activities”) with the Company’s or the Purchaser’s key business including but not limited to the design, manufacture, sales, commissioned agency (excluding auction), import and export, leasing, installation, maintenance and provision of technical services of forklift trucks, hoisting machinery, material handling equipment, as well as components and spare parts of the aforementioned products (the “Business”).
For the purpose of this sub-clause, “Competing Activities” shall include without limitation any activities related to (A) setting up, and/or investing in, directly or indirectly, any type of business that is the same as or similar to the Business (the “Competing Business”); (B) undertaking, directly or indirectly, any form of business activities that compete with the Business, whether for the benefit of the Seller or any of the Restricted Persons; (C) acquiring, directly or indirectly, any Competing Business, through the purchase of the assets or equity of such business; (D) owning, directly or indirectly, any equity interest in any Competing Business; (E) initiatively offering employment to or otherwise initiatively soliciting any active employees of the Company or the Purchaser; or (F) directly or indirectly soliciting any customers or other business partners or associates of the Company.
(b)The Seller shall cause Jun Su not to engage in any Competing Activities in accordance with the following:
i.If Jun Su’s employment with the Company terminates before the Closing, Jun Su shall comply with the non-compete obligations under Jun Su’s employment contract in accordance with and subject to the terms and conditions of such employment agreement for the period starting from the employment termination date and ending on the Closing Date. After the Closing Date, Jun Su will be subject to the non-competition obligations under a separate non-competition agreement (despite of the non-compete provision in his current employment contract) to be entered into by and among Jun Su, Purchaser, the

Company and the Seller in the form and substance as the attached Schedule III (the “Non-Competition Agreement”). The combined non-competition period for Jun Su under this Clause 5.4(b)(i) will be two years, and Company’s obligations (e.g., for payment and others) and Jun Su’s employment contract regarding the non-compete shall immediately expire and no longer bind the Company or Purchaser upon the Closing.
ii.If Jun Su’s employment with the Company terminates after the second (2nd) anniversary of the Closing, Jun Su shall comply with the non-compete obligations under Jun Su’s employment contract in accordance with and subject to the terms and conditions of such employment agreement.
(c)The Seller shall ensure that Mr. Lu and Jun Su will enter into the Non-Competition Agreement, which sets out the details to reflect the above Clauses, 5.4(a) and 5.4(b) respectively and comply with the terms therein.
(d)The Seller shall be liable to and shall indemnify the Purchaser or the Company, as the case may be, for any breach of this Section 5.4 by the Seller, and shall, without limitation to the Purchaser’s other remedies, pay the Purchaser or the Company an amount equal to the sales profits generated from or that otherwise results, directly and indirectly, from the Competing Activities for such period or periods of time during which the Competing Activities occurred.
(e)The Seller shall also be jointly and severally liable with Mr. Lu and Jun Su for their violation of this Section 5.4 and shall indemnify the Purchaser or the Company, as the case maybe, against any losses which may incur due to the breach by Mr. Lu and Jun Su.
5.5Tax Clearance Certificate.
As soon as reasonably practicable following the respective date for each of the Tranche Payments, but no later than three months after each of the Tranche Payments is made, the Seller shall provide to the Purchaser a copy of the tax clearance certificate (or similar documentation issued by the local tax authority) proving that the Seller has paid in full its Chinese taxes (including but not limited to Chinese capital gain taxes) payable in light of the Equity Transfer and the tax receipts of all the Tranche Payments according to applicable laws. In the event that Seller fails to pay for any Chinese taxes in light of the Equity Transfer and the local tax authority is requesting the Company to pay for the Seller (including the penalties imposed if any), Seller will compensate the Company for the amount of the taxes plus the penalties in full.
5.6Transfer of Shanghai Hyster
In accordance with section 8.2 of the Shareholders Agreement, the Parties hereby agree that:

(a)Prior to the Closing, (i) the Purchaser may cause the Company to acquire certain manufacturing functions and/or customer relationships from Shanghai Hyster Forklift Ltd. (“Shanghai Hyster”), and the consent of the Seller in relation to such acquisition should not be withheld if the Purchaser elects to do so, and (ii) the Purchaser shall not cause the Company to acquire any equity or all assets of Shanghai Hyster through a merger, equity acquisition or asset purchase.
(b)After the Closing, the Purchaser may cause the Company to acquire any or all of the equity interest in or assets of Shanghai Hyster. If the Purchaser, in its sole discretion, elects to make the aforesaid acquisition, the Seller shall provide necessary or desirable assistance to complete such transfer of Shanghai Hyster at a price approved by the Board of the Company and agreeable to Shanghai Hyster.
5.7Call Option
(a)After the Closing Date (and after the payment of the Closing Payment), the Purchaser shall have an option to purchase from the Seller at any time prior to June 8, 2056, all (not partial) of the Seller’s remaining equity interest in the Company, i.e., initially 10% as of the date of this Agreement, subject to dilution as a result of a future increase of registered capital of the Company at the sole discretion of and subscribed only by the Purchaser (“Call Option”). For clarity, valuation of the Seller’s equity interest in the Company, regardless of the percentage when the Call Option is exercised, should be at all times in equivalent of USD 16.79 million. After the Call Option is exercised, the Purchaser will own 100% of the equity interest of the Company and the Company will become a wholly foreign owned enterprise owned by a sole shareholder (i.e., the Purchaser).
(b)The Purchaser shall notify the Seller in writing of its exercise of the Call Option pursuant to this Clause 5.7. Within five (5) Business Days after the date of the notice, the Seller shall, and shall procure the director appointed by the Seller in the Company to, work with the Purchaser to prepare and execute all necessary documents and apply for and obtain all necessary approvals and registrations from the relevant government authorities to effectuate the Purchaser’s exercise of the Call Option.
(c)For the avoidance of doubt, the Call Option could be triggered if the Seller is contemplating a sale of any of its equity interest in the Company to a third party in accordance with the terms in the New Shareholders Agreement.
6.CLOSING CONDITIONS
6.1Conditions to the Purchaser’s Obligations at Closing
The obligations of the Purchaser to effect the Closing of the Equity Transfer and pay the Purchase Price to the Seller pursuant to Clause 2.3 of this Agreement are subject to the satisfaction of each of the following conditions, unless otherwise expressly waived by the Purchaser:

(a)all the representations and warranties of the Seller set forth in Clause 3 shall be true and correct in all material respects as of the date hereof and as of the Closing Date;
(b)the covenants and agreements of the Seller to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects;
(c)no injunction or other judgment issued by any court of competent jurisdiction shall have been entered and remain in effect which prevents the consummation of the Equity Transfer;
(d)any and all approvals, consents, authorizations, waiver, registrations and permissions necessary for the transactions contemplated herein having been duly obtained according to the requirements of applicable PRC laws and regulations and such approvals, consents, authorizations, waiver, registrations and permissions remaining in full force and effect; such approvals, consents, authorizations, waiver, registrations and permissions including without limitation the New Business License of the Company;
(e)since the date hereof, no governmental authority of either China or the United States of America has enacted, issued, promulgated, enforced or entered into any law (whether temporary, preliminary or permanent) that has material adverse impact on the Purchaser or Hyster-Yale or their strategic exports and imports, operations and sales plan currently in place;
(f)all third party consents required for the consummation of the Equity Transfer have been obtained, including the written approval from partnering banks of the Purchaser committing to provide financing for this Equity Transfer;
(g)all related-party and third-party guarantees provided by the Company for the benefit of the Seller, KNSN, their shareholders and Affiliates and other persons and entities have been cleared and removed pursuant to terms and conditions under the 2017 ETA;
(h)Mr. Lu will remain as a non-executive director on the Board until the earlier of (a) the Seller ceases to hold any equity interest in the Company, or (b) the Seller is no longer majority owned by its parent company Y-C Investment Holding International Co,. Limited and Y-C Investment Holding International Co., Limited is not majority owned by Mr. Lu;
(i)payment schedule of the Second Escrow Payment as defined under the 2017 ETA remains unchanged;
(j)the Seller, the Purchaser and the relevant parties shall have executed all of the Transaction Documents;
(k)payment schedule of the Incentive Compensation as defined under the Incentive Agreement remains unchanged; and

(l)the Seller’s consent in a written form to waive its rights to subscribe pro rata in any future increase of registered capital of the Company before the Call Option is exercised pursuant to Clause 5.7.
6.2Conditions to the Seller’s Obligations at Closing
The obligations of the Seller to effect the Closing of the Equity Transfer are subject to the satisfaction of each of the following conditions, unless otherwise expressly waived by the Seller:
(a)all the representations and warranties of the Purchaser set forth in Clause 4 shall be true and correct in all material respects as of the date hereof and as of the Closing Date; and
(b)the covenants and agreements of the Purchaser to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.
7.TERMINATION
7.1This Agreement may be terminated:
(a)by mutual written consent of the Parties;
(b)by a non-breaching Party, in the event of a material breach of this Agreement by any Party, which may result in a substantial impediment to the Closing under this Agreement, and if such breach is not cured within twenty (20) Business Days after the non-breaching Party’s notice thereof to the breaching Party; or
(c)by either Party, if the Closing shall not have occurred on or prior to December 31, 2022 (such date, as may be so extended in writing by both Parties, the “Outside Date”); provided that the right to terminate this Agreement under this Clause 7.1(c) shall not be available to any Party whose failure to perform any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.
7.2If this Agreement is terminated:
(a)such termination shall be without prejudice to the Parties’ accrued rights under this Agreement at the date of termination; and
(b)all obligations of the Parties under this Agreement shall cease, with the exception of obligations that are stated to survive termination or that by their nature survive termination.

8.INDEMNIFICATION
8.1Indemnity by the Seller
The Seller shall unconditionally indemnify and keep the Purchaser fully indemnified from and against all damages and Losses of any nature incurred or suffered by the Purchaser arising out of or in connection with its purchase of the Equity Interest under this Agreement, including without limitation damages and Losses arising out of or in connection with any breach by the Seller of any of its representations, warranties, covenants, obligations or undertakings contained or referenced in this Agreement.
8.2Indemnity by the Purchaser
The Purchaser shall unconditionally indemnify and keep the Seller fully indemnified from and against all damages and Losses of any nature incurred or suffered by the Seller arising out of or in connection with any breach by the Purchaser of any of its representations, warranties, covenants, obligations or undertakings contained or referenced in this Agreement.
9.GENERAL PROVISIONS
9.1Governing Law
The formation, validity, interpretation, execution, enforcement, amendment and termination of this Agreement shall be governed by the published laws of the PRC.
9.2Dispute Resolution
(a)In case of any disputes arising from or in connection with the validity, interpretation, performance, implementation or termination of this Agreement, the Parties shall try to resolve such dispute through friendly consultations.
(b)If a dispute cannot be resolved through friendly consultations within thirty (30) days from the date a Party gives the other Party written notice of such dispute, such dispute shall be resolved exclusively by arbitration under the auspices of Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the arbitration rules of the HKIAC in force at the time of the request for arbitration.
(c)Arbitration shall take place in Hong Kong at the HKIAC. The arbitration proceeding shall be conducted in English. The arbitral tribunal shall consist of three (3) arbitrators, with one arbitrator to be appointed by the Seller, one arbitrator to be appointed by the Purchaser, and the third arbitrator to be appointed by the Chairman or Deputy Chairman of HKIAC. Each of the arbitrators shall be senior counsel (senior Barrister-at-law) of Hong Kong and fluent in English.
(d)The arbitration award shall be final and binding on the Parties and shall not be subject to any appeal, and the Parties shall be bound thereby and shall act accordingly. Judgment on the award of the arbitrators may be enforced by any court of competent jurisdiction. The losing Party, as determined by the arbitrators, shall pay all out-of-pocket expenses incurred by the prevailing Party (including legal fees), as determined by the arbitrators in connection with any such dispute.
9.3Effectiveness
This Agreement shall become effective upon execution by the authorized representatives of the Parties.
9.4Amendment
No amendment or modification of this Agreement shall be valid or effective unless a variation is agreed to in writing and signed by the authorized representative of each of the Parties.
9.5Severability
If one or more of the provisions of this Agreement is for any reason whatsoever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions or the rights of any Party. To the extent permitted by laws, the Parties hereby waive any provision of laws that renders any provision of this Agreement invalid or unenforceable in any respect.
9.6Waiver
Within the period when the relevant rights are effective, failure or delay on the part of either Party hereto to exercise a right, power or privilege under this Agreement shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude exercise of any other future exercise thereof or any other right, power or privilege.
9.7Expenses
Unless otherwise agreed, each Party shall bear its own expenses in negotiating and concluding this Agreement, including without limitation attorneys’ and consultants’ fees, and pay and bear its own taxes relating to the transactions contemplated herein in accordance with applicable laws.
9.8Binding Effect
This Agreement shall be legally binding on the Seller and the Purchaser and their lawful successors and assignees.
9.9Language
This Agreement is written and executed in Chinese and English. Both language versions of this Agreement shall be consistent with each other, and shall have the same legal effect.

9.10Entire Agreement
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. In case of any discrepancy between this Agreement and any previous oral and written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of the Agreement, this Agreement shall prevail.
9.11Notices
Any notice or written communication required to be given by one Party to the other pursuant to this Agreement, including but not limited to any and all offers, writings or notices to be given hereunder, shall be written in English and may be delivered personally or sent by registered airmail or postage prepaid airmail or by a recognized courier service or by facsimile transmission followed by hard-copy confirmations or by electronic mail to the address of the relevant Party or Parties set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:
(a)Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.
(b)Notices given by registered airmail or postage prepaid airmail shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark).
(c)Notices given by courier shall be deemed effectively given on the third (3rd) day after they were sent by recognized courier service.
(d)Notices given by facsimile transmission shall be deemed effectively given on the first (1st) Business Day following the date the hard-copy confirmations were sent.
(e)Notices given by electronic mail shall be deemed effectively given on the day such notices are sent, provided that the sender has received a confirmation of such electronic transmission.
For the purpose of notices, the addresses of the Parties are as follows:

To Seller:
Address:     No. 1 Jinxing Road, Lu Shan Street, Fuyang District, Hangzhou City, Zhejiang Province, China, 311407
Email:     barry@maxforklift.com
Fax:     0086-571-28001569
Attention:     Mr. Jun Su
and
To Purchaser:
Address:    5875 Landerbrook Drive, Mayfield Heights, Ohio 44124
Email:     suzy.taylor@hyster-yale.com
Fax:     +1 (440) 449-9561
Attention:     Ms. Suzanne Taylor (Senior Vice President, General Counsel and Secretary)
Any Party may at any time change its address for service by notice in writing delivered to the other Party in accordance with the terms hereof.

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[Signature Page of the Equity Transfer Agreement]

The Seller:    The Purchaser:

Y-C HONGKONG HOLDING CO., LIMITED			HYSTER-YALE ACQUISITION HOLDING LTD
Signature	:	/s/ Jun Su	Signature	:	/s/ Rajiv Kumar Prasad
Name	:	Jun Su	Name	:	Rajiv Kumar Prasad
Title	:	Authorized Representative	Title	:	President and CEO
Date	:	May 28, 2021	Date	:	May 28, 2021

Schedule I

Form of New Shareholders Agreement

Schedule II

Form of New AOA

Schedule III

Form of Non-Competition Agreement